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                                                                   EXHIBIT 10.21

                             SECURED PROMISSORY NOTE

$249,980                      Cupertino, California             January 16, 2000

         FOR VALUE RECEIVED, the undersigned, ERAN PILOVSKY (hereinafter the "MAKER"), hereby promises to pay to PHASECOM, INC. (hereinafter the "PAYEE"), or order, in Cupertino, California, or at such other place as PAYEE may from time to time designate, in United States of America currency, the sum of Two Hundred Forty-Nine Thousand Nine Hundred Eighty Dollars ($249,980), with interest on the unpaid principal balance. Interest shall accrue from the date of this Note at the rate of six percent (6.0%) per annum.

         The principal amount under this Note and any accrued and unpaid interest thereon shall be due and payable in full on the earlier to occur of (i) January 16, 2003, or (ii) the date on which MAKER ceases to be an employee of or consultant to the PAYEE; provided, however, that in the event that from time to time MAKER sells, assigns, makes any short sale of, gives or otherwise transfers any of the 200,000 shares of PAYEE's common stock securing this Note, then MAKER shall at such time repay to PAYEE a percentage of the original principal amount under this Note, and interest accrued on such principal, equal to the percentage that the number of shares transferred by MAKER represents of the total of 200,000 shares securing this Note: for example, if MAKER transfers 10%, or 20,000, of the 200,000 shares, then MAKER shall repay to PAYEE 10% of the principal under this Note, or $24,998, plus interest accrued thereon.

         The MAKER shall have the right to prepay all or any part of the unpaid principal of this Note from time to time without any penalty or premium, provided that any such prepayments shall be applied first against any accrued interest, and then against principal.

         In the event of default in the payment of any installment of principal or interest for more than thirty (30) days after such comes due, the entire outstanding balance of principal and interest shall become immediately due and payable at the option of the holder of this Note.

         If a party breaches this Note, the breaching party shall pay all costs and attorneys' fees incurred by the other party in connection with such breach, whether or not any litigation is commenced.

         All principal and interest hereunder shall be secured by Two Hundred Thousand (200,000) shares of PAYEE=s common stock owned by MAKER pursuant to the terms and conditions of a Pledge Agreement entered into on even date herewith by and between MAKER and PAYEE.

         Consent by the PAYEE to waive one default shall not be deemed to be a waiver of the right to require consent to waive future or successive defaults.

         This Note shall be governed as to its construction, interpretation and enforcement and in all other respects by the laws of the State of California without regard to the conflicts of laws provisions thereof.

         This Note shall not be modified, amended or canceled except in writing by the MAKER and PAYEE or other assignee of this Note.


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         The MAKER waives demand, presentment, protest, notice of nonpayment, notice of protest and any and all lack of diligence or delays which may occur in the collection of this Note.

         IN WITNESS WHEREOF, the MAKER has caused this Note to be duly executed in Cupertino, California.

                                           /S/ ERAN PILOVSKY
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                                           ERAN PILOVSKY